Exhibit 99.4

Unaudited pro forma condensed
combined financial information

The following unaudited pro forma condensed combined financial data are based on the historical financial statements of Gibraltar Industries, Inc. (the Company) and the historical financial statements of Alabama Metal Industries Corporation and Subsidiaries (AMICO) which were previously filed by the Company.

The information included in the “Gibraltar historical” column of the unaudited pro forma condensed combined financial data sets forth the Company’s historical balance sheet data as of September 30, 2005 and the Company’s historical statement of income data for the year ended December 31, 2004 and the nine months ended September 30, 2004 and 2005, which data are derived from the Company’s audited and unaudited consolidated financial statements which have been previously filed in the Company’s Report on Form 10-K filed March 11, 2005 as amended by its Report on Form 8-K filed November 15, 2005, and its report on Form 10-Q filed November 1, 2005.

The information included in the “AMICO historical” column of the unaudited pro forma condensed combined financial data sets forth AMICO’s historical balance sheet data as of September 30, 2005 and AMICO’s historical statement of operations data for the year ended December 31, 2004 and the nine months ended September 30, 2004 and 2005, which data are derived from AMICO’s audited and unaudited consolidated financial statements which have been previously filed.

The information contained in the “Pro forma” column of the unaudited pro forma condensed combined balance sheet as of September 30, 2005 gives effect to the following (collectively, the “transactions”) as if they had occurred on September 30, 2005:

•	the acquisition of AMICO; and

•	the sale of senior subordinated notes completed on December 8, 2005, the borrowing under the Company’s new institutional term loan on December 8, 2005 and the use of proceeds thereof to repay the indebtedness incurred to fund the acquisition and retire other pre-existing indebtedness.

The information included in the “Pro forma” column of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2004 and the nine months ended September 30, 2004 and 2005 gives effect to the events described in the bullet points above as if they had occurred on January 1, 2004.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. These unaudited pro forma adjustments include a preliminary allocation of the purchase price of AMICO based on a preliminary estimate of fair market value. The final allocation of the purchase price to our acquired assets and liabilities will be completed as soon as the Company is able to complete a full valuation of the acquired assets and liabilities. Pro forma adjustments have been recorded:

•	to record inventory of AMICO under the same accounting method as the Company (AMICO historically reported its inventory on a LIFO basis, while the Company uses the FIFO method);

•	to record inventory of AMICO at estimated fair market value;

•	to record the property, plant and equipment of AMICO at estimated fair market value, and adjustments to the related amortization thereon;

•	to record identifiable intangible assets of AMICO at estimated fair market value;

•	to exclude the assets and liabilities not acquired as part of the AMICO acquisition from the unaudited pro forma financial data; and

•	to record the sale of the senior subordinated notes described above, the borrowing under our new institutional term loan and the use of proceeds thereof as described in Note 6 to the unaudited pro forma condensed combined balance sheet as of September 30, 2005.

The adjustments with respect to the notes sold on December 8, 2005 reflect the interest rate plus amortization of estimated financing costs. The final financing costs incurred may differ from those reflected in the unaudited pro forma financial data.

Our unaudited pro forma financial data do not purport to present what our actual financial position or results would have been if the events described above had occurred as of the dates indicated and are not necessarily indicative of our future financial position or results. For example, we expect our future results to be affected by the following factors, among others:

•	In connection with our acquisition of AMICO in October 2005, we must record AMICO’s inventory on our consolidated balance sheet at fair market value. Our margins from the AMICO business will be depressed in the fourth quarter of 2005 as we sell the inventory acquired. Additionally, the recording of AMICO’s acquired inventory at fair market value may result in additional deferred tax assets or liabilities.

•	We will be required to record identifiable intangible assets and property, plant and equipment acquired in the AMICO acquisition on our consolidated balance sheet at fair market value. Any resulting write-up of assets will increase our depreciation and amortization expense when we depreciate or amortize the acquired assets and will reduce gross profit, operating income, income from continuing operations and net income, and such reductions may be significant. Based upon our past acquisitions and the nature of the assets acquired in the AMICO acquisition, we expect to recognize, when we complete our fair market value calculations, identifiable intangible assets such as trademarks/patents, unpatented technology and customer relationships. We will not complete our fair market value calculations of these assets until early 2006, therefore the amounts included herein are based on preliminary estimates. The actual values determined when the valuation is completed could vary materially from the amounts shown herein. Amortization periods to be used for these identifiable intangible assets and property, plant and equipment acquired will be based primarily upon the estimated useful lives of the assets, which at this point is based upon our preliminary estimates. The actual useful lives could vary materially for the lives shown herein. Additionally, the completion of the valuation of intangible assets and the recording of the acquired property, plant and equipment at fair market value may give rise to additional deferred tax assets and liabilities.

•	In connection with the repayment of pre-existing indebtedness, the Company paid a prepayment premium of $6.7 million to retire outstanding private placement notes. The Company also wrote off the deferred financing fees of $0.7 million related to this debt. These charges are not reflected in the unaudited pro forma condensed combined statements of income because they are not considered on-going and will not have a recurring impact on the Company’s results of operations. The Company also will incur charges in our fourth quarter relating to non-capitalized expenses arising out of the AMICO acquisition.

You should read the unaudited pro forma condensed combined financial data set forth below in conjunction with “the audited consolidated financial statements and the related notes of the Company and AMICO, and the unaudited consolidated financial statements and the related notes of the Company and AMICO.

Unaudited pro forma condensed combined
balance sheet as of September 30, 2005

(Dollars in thousands)	Gibraltar historical	AMICO historical	Pro forma adjustments		Pro forma

Assets
Current assets:
Cash and cash equivalents	$ 8,149	$ 3,429	$ (3,429	)(1)	$ 8,149
Accounts receivable, net	174,269	41,070	--		215,339
Inventories	166,727	24,327	12,442	(2)	203,496
Other current assets	14,368	1,107	--		15,475
Deferred income taxes	--	1,167	--		1,167
Assets held for sale	--	246	--		246

Total current assets	363,513	71,346	9,013		443,872
Property, plant and equipment, net	256,503	41,993	5,207	(3)	303,703
Goodwill	292,438	7,022	62,745	(4)	362,205
Investments in partnerships	6,806	--	--		6,806
Other assets	14,567	3,059	91,298	(5)	108,924

	$933,827	$123,420	$168,263		$1,225,510

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$ 71,657	$ 15,903	$ --		$ 87,560
Accrued expenses	46,679	7,014	(1,700	)(6)	51,993
Income taxes payable	--	4,012	(2,842	)(7)	1,170
Notes payable – revolver	--	6,640	(6,640	)(1)	--
Current maturities of long-term debt	8,659	--	(8,460	)(6)	199
Current maturities of related party debt	5,833	--	--		5,833

Total current liabilities	132,828	33,569	(19,642)		146,755
Long-term debt	238,414	11,691	256,169	(1)(6)	506,274
Deferred income taxes	67,621	6,113	6,933	(2)(3)	80,667
Other non-current liabilities	5,190	1,410	--		6,600
Shareholders’ equity	489,774	70,637	(75,197	)(7)	485,214

	$933,827	$123,420	$168,263		$1,225,510

Notes to the unaudited pro forma condensed
combined balance sheet

(1)         Reflects the balance sheet adjustments for assets which will not be acquired and liabilities which will not be assumed in the AMICO acquisition, as reflected in the following table:

(Dollars in millions)

Assets:
Cash	$ 3.4
Liabilities:
Notes payable – revolver	6.6
Long-term debt	11.7

Net liabilities not acquired	$(14.9)

(2)         Represents the adjustment to inventory and the related deferred tax liabilities as a result of the alignment of inventory accounting policies of AMICO with those of our company. At acquisition, AMICO changed its inventory policy from LIFO to FIFO, which will result in taxable income relating to the reversal of the LIFO reserve that the Company will recognize for tax purposes over a four-year period. This also includes the adjustment to record the acquired inventory at its estimated fair value and the related deferred tax liabilities.

(3)         Represents the adjustment to reflect property, plant and equipment at the Company’s preliminary estimate of fair market value and the related deferred tax liabilities. We have not yet completed the full valuation of property, plant and equipment, which may give rise to an increase or decrease in the amount shown.

(4)         Reflects estimated additional goodwill resulting from the AMICO acquisition, as if the AMICO acquisition had occurred on September 30, 2005. The determination of the final purchase price, following any post-closing working capital adjustments, for the AMICO acquisition has not been made. For purposes of the unaudited pro forma condensed combined balance sheet, we have used the preliminary purchase price paid in connection with the AMICO acquisition. We have not completed a final allocation of the purchase price to our assets and liabilities; such allocation will be completed within one year and, in addition to the completion of the identification of intangible assets, may give rise to additional deferred tax assets or liabilities. Therefore, the acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. The purchase price and goodwill have been calculated as follows:

(Dollars in millions)

Purchase price(a)	$240.0
Less: net value of assets acquired(b)	170.2

Goodwill balance	69.8
Less: Historical goodwill of AMICO	7.1

Pro forma adjustment	$ 62.7

    (a)        Excludes the impact of any post-closing working capital adjustments, which have not yet been determined.

    (b)        The net book value of assets acquired has been calculated as follows:

Assets acquired	$211.6
Liabilities assumed	(41.4)

Net book value of assets acquired	$170.2

(5)         Reflects the capitalization of deferred financing fees incurred in connection with the issuance of new debt and the write-off of historical deferred financing fees along with the adjustment to record the preliminarily estimated fair value of the identifiable intangible assets acquired.

(Dollars in millions)

Capitalization of deferred financing charges	$11.0
Identifiable intangible assets (a)	81.0
Less: Historical deferred charges related to the redeemed private placement notes	(0.7)

Pro forma adjustment	$91.3

    (a)        The table below summarizes the preliminary estimated intangible assets acquired:

(Dollars in millions)	Fair value	Useful life (in years)

Trademark (AMICO name)	$31.0	Indefinite

Trademark (products)	13.0	15

Customer relationships	25.0	12

Technology	12.0	10

	$81.0

(6)     Reflects adjustments for the following changes in borrowings:

(Dollars in millions)	Actual balance September 30, 2005	Net borrowings/ (payments)	Pro forma balance September 30, 2005

Revolving credit facility	$105.2	$ (30.8)	$ 74.4
Institutional term loan	--	230.0	230.0
Private placement notes	115.0	(115.0)	--
Senior subordinated notes offered hereby	--	200.6	200.6
Acquisition notes	31.2	(25.4)	5.8
Revenue bonds	1.5	--	1.5

	$252.9	$259.4	$512.3

(Dollars in millions)	Actual balance September 30, 2005	Net borrowings/ (payments)	Pro forma balance September 30, 2005

Short-term	$ 14.5	$ (8.5)	$ 6.0	(a)
Long-term	238.4	267.9	506.3

	$252.9	$259.4	$512.3

(a)     Consists of the remaining acquisition note and $0.2 million of the revenue bond.

Set forth below are the estimated sources and uses of the funds pertaining to the transaction, assuming that the transaction was consummated on September 30, 2005. Certain items depicted below were initially funded with an interim credit facility and the Company’s revolving credit facility.

(Dollars in millions)

Sources		Uses

Institutional term loan	$230.0	Purchase price of AMICO acquisition (a)	$240.0
Senior subordinated notes offered hereby		Repay revolving credit facility(b)	30.8
	200.6	Refinance private placement notes(a)(c)	115.0
		Prepayment premium(a)(d)	6.7
		Accrued interest(a)(e)	1.7
		Refinance acquisition notes(a)(f)	25.4
		Fees and expenses(g)	11.0

	$430.6		$430.6

(a)     Initially funded with borrowings under an interim credit facility and our revolving credit facility.

(b)     We are repaying borrowings under our revolving credit facility under which interest accrues at a variable rate at (i) LIBOR plus a margin ranging from 0.75% to 1.60%, or (ii) the higher of (A) the administrative agent’s prime rate or (B) the federal funds effective rate plus 0.5%. The interest rate on these loans is currently 5.4%. The borrowings under the revolving credit facility were used for working capital and to refinance indebtedness.

(c)     We redeemed $115.0 million aggregate principal amount of the following private placement notes: (i) 7.35% senior secured notes due July 2007, (ii) 8.98% senior subordinated notes due January 2008 and (iii) 5.75% senior secured notes due June 2011. The proceeds from the 7.35% senior secured notes and the 8.98% senior subordinated notes were used to repay prior indebtedness, and the proceeds from the 5.75% senior secured notes were used for general corporate purposes.

(d)     Relates to the prepayment of the private placement notes.

(e)     Represents accrued interest of $1.2 million and $0.5 million related to the private placement notes and the acquisition notes, respectively.

(f)     We redeemed $25.4 million aggregate principal amount of our 5% Air Vent notes due May 2008, which have an adjustable rate based on debt to equity ratio with a floor of 5% and a ceiling of 11%. The interest rate on these notes on the date of redemption was 5%. The proceeds from these notes were used to finance the acquisition of Air Vent in May 2003.

(g)     Partially funded with borrowings under an interim credit facility and our revolving credit facility.

(7)         Reflects (i) the elimination of the historical AMICO shareholders’ equity due to the AMICO acquisition and (ii) the write-off of our deferred financing fees in the amount of $0.7 million and the prepayment premium of $6.7 million, both paid in connection with the early redemption of the private placement notes. The tax effect of the write-off of the deferred financing fees and the prepayment was approximately $2.8 million.

(Dollars in millions)

Elimination of historical AMICO shareholders’ equity	$(70.6)
Prepayment premium	(6.7)
Historical deferred charges related to the redeemed private placement notes	(0.7)

Tax effect of the prepayment premium and the write-off of
the historical deferred charges above	2.8

Pro forma adjustment	$(75.2)

Unaudited pro forma condensed combined statement of
income for the year ended December 31, 2004

(Dollars in thousands, except per share data)	Gibraltar historical	AMICO historical	Pro forma adjustments(1)		Pro forma

Net sales	$976,255	$288,354	$ --		$1,264,609
Cost of sales	774,970	209,766	(12,890	)(2)(3)	971,846

Gross profit	201,285	78,588	12,890		292,763
Selling, general and administrative expense	111,737	37,519	4,150	(4)	153,406

Income from operations	89,548	41,069	8,740		139,357
Other (income) expense:
Equity in partnerships’ (income) loss	(4,846)	--	--		(4,846)
Interest expense	12,915	5,115	19,271	(5)	37,301

Total other expense	8,069	5,115	19,271		32,455

Income before taxes	81,479	35,954	(10,531)		106,902
Provision for income taxes	31,768	13,455	(4,106	)(6)	41,117

Income from continuing operations	$ 49,711	$ 22,499	$ (6,425)		$ 65,785

Income per share from continuing operations – Basic	$ 1.69				$ 2.24
Weighted average shares outstanding – Basic	29,362				29,362
Income per share from continuing operations – Diluted	$ 1.68				$ 2.22
Weighted average shares outstanding – Diluted	29,596				29,596

Unaudited pro forma condensed combined statement of
income for the nine months ended September 30, 2005

(Dollars in thousands, except per share data)	Gibraltar historical	AMICO historical	Pro forma adjustments(1)		Pro forma

Net sales	$844,108	$239,815	$ --		$1,083,923
Cost of sales	683,504	174,331	7,965	(2)(3)	865,800

Gross profit	160,604	65,484	(7,965)		218,124
Selling, general and administrative expense	85,353	23,530	3,113	(4)	111,996

Income from operations	75,251	41,954	(11,077)		106,128
Other (income) expense:
Equity in partnerships’ loss/other expense	469	72	--		541
Interest expense	11,102	3,478	13,394	(5)	27,974

Total other expense	11,571	3,550	13,394		28,515

Income before taxes	63,680	38,404	(24,471)		77,613
Provision for income taxes	24,395	14,751	(9,374	)(6)	29,772

Income from continuing operations	$ 39,285	$ 23,653	$(15,096)		$ 47,842

Income per shares from continuing operations – Basic	$ 1.33				$ 1.62
Weighted average shares outstanding – Basic	29,600				29,600
Income per share from continuing operations – Diluted	$ 1.32				$ 1.61
Weighted average shares outstanding – Diluted	29,789				29,789

Unaudited pro forma condensed combined statement of
income for the nine months ended September 30, 2004

(Dollars in thousands, except per share data)	Gibraltar historical	AMICO historical	Pro forma adjustments(1)		Pro forma

Net sales	$721,045	$218,708	$ --		$939,753
Cost of sales	563,436	157,159	(12,804	)(2)(3)	707,792

Gross profit	157,609	61,549	12,804		231,962
Selling, general and administrative expense	84,923	26,460	3,113	(4)	114,496

Income from operations	72,686	35,089	9,691		117,466

Other (income) expense:
Equity in partnerships’ (income) loss/other expense	(3,492)	138	--		(3,354)
Interest expense	9,523	3,867	14,604	(5)	27,994

Total other expense	6,031	4,005	14,604		24,640

Income before taxes	66,655	31,084	(4,913)		92,826
Provision for income taxes	26,329	11,549	(1,941	)(6)	35,937

Income from continuing operations	$ 40,326	$ 19,535	$ (2,972)		$ 56,889

Income per shares from continuing operations – Basic	$ 1.38				$ 1.94
Weighted average shares outstanding – Basic	29,302				29,302
Income per share from continuing operations – Diluted	$ 1.37				$ 1.93
Weighted average shares outstanding – Diluted	29,539				29,539

Notes to the unaudited pro forma
condensed combined statements of income

(1)     For purposes of the unaudited pro forma condensed combined statement of income, we have used the preliminary purchase price paid in connection with the AMICO acquisition (see footnote 4 of the Notes to the unaudited pro forma condensed combined balance sheet). We have not completed the final allocation of the purchase price to our assets and liabilities; such final allocation will be completed within one year. Therefore, the acquired assets and liabilities are reflected at their preliminarily estimated fair values with the excess consideration recorded as goodwill. We have preliminarily estimated the fair value of identifiable intangible assets and property, plant and equipment acquired in the AMICO acquisition. The final valuation could result in a material difference from the amounts shown. Any change to the preliminarily estimated fair values will result in an increase or reduction of the depreciation and amortization costs when we depreciate or amortize the acquired assets, which could impact gross profit, operating income, income from continuing operations and net income, and such impacts may be significant.

(2)     Represents the cost of sales impact of the alignment of inventory accounting policies. AMICO changed its inventory policy to FIFO from LIFO in order to align its accounting policies with those of the Company. Assuming consistent inventory levels, in a period of rising raw material prices the FIFO method results in a higher ending inventory balance and higher gross profit than the LIFO method. The following table presents an analysis of this adjustment:

	Increase/(Decrease)

(Dollars in millions)	Year ended December 31,	Nine months ended September 30,

	2004	2004	2005

Adjustment from LIFO to FIFO	$(13.8)	$(13.5)	$7.4

(3)     Represents the adjustment to reflect the depreciation resulting from fair value adjustments to the property, plant and equipment that was acquired. The following table presents an analysis of this adjustment:

	Increase/(Decrease)

(Dollars in millions)	Year ended December 31,	Nine months ended September 30,

	2004	2004	2005

Historical depreciation of property, plant and equipment	$(5.5)	$(4.1)	$(4.2)

Depreciation of acquired property, plant and equipment	6.4	4.8	4.8

Net adjustment to depreciation	$0.9	$0.7	$0.6

(4)     Represents the adjustment to reflect the amortization resulting from the acquired identifiable intangible assets. The following table presents an analysis of this adjustment:

	Increase/(Decrease)

(Dollars in millions)	Year ended December 31,	Nine months ended September 30,

	2004	2004	2005

Historical amortization of identifiable intangible assets	$ --	$ --	$ --

Amortization of identifiable intangible assets acquired	4.2	3.1	3.1

Net adjustment to amortization	$4.2	$3.1	$3.1

(5)     Represents the estimated increase in interest expense for the periods indicated incurred as part of the financing for the transactions, assuming the transactions had occurred as of January 1, 2004.

(Dollars in millions)	Year ended December 31,	Nine months ended September 30,

	2004	2004	2005

Interest expense related to senior subordinated notes	$ 16.6	$ 12.5	$ 12.5
Interest expense related to revolving credit facility	4.4	3.3	3.3
Interest expense related to institutional term loan	14.1	10.5	10.5
Amortization of deferred financing fees	1.5	1.1	1.1

Pro forma interest expense of transaction debt	36.6	27.4	27.4
Less: historical interest expense and amortization of
deferred charges on repaid debt and AMICO debt
not acquired	(17.3)	(12.8)	(14.0)

Net adjustment to interest expense	$ 19.3	$ 14.6	$ 13.4

A one-eighth percent change in interest rates of the transaction debt would have the following effect on pro forma interest expense:

(Dollars in millions)	Year ended December 31,	Nine months ended September 30,

	2004	2004	2005

Total	$0.6	$0.5	$0.5

(6)     Reflects the tax effect of our pro forma adjustments at the statutory rate of the period to which the adjustments pertain.